                                                                    EXHIBIT 3(a)
                       RESTATED ARTICLES OF INCORPORATION


                                       OF

                               KMART CORPORATION

                             A MICHIGAN CORPORATION





December, 1994

                               KMART CORPORATION
                             A MICHIGAN CORPORATION
                             (INC., MARCH 9, 1916)

I,                   ,  Secretary of Kmart Corporation, certify that the
following is a true and complete copy of the Restated Articles of Incorporation of said Corporation as amended to the date of this certificate.

In witness whereof, I have hereunto set my hand and affixed the seal of the Corporation at the City of Troy, Michigan this _____ day of ______, A.D. 19____.



                                                      __________________________
                                                                Secretary

                       RESTATED ARTICLES OF INCORPORATION

                                       OF


                               KMART CORPORATION

1.   The present name of the corporation is Kmart Corporation.

2.   All of the former names of the corporation are as follows:  S. S. Kresge
     Company

3. The date of filing the original Articles of Incorporation was March 9, 1916.


                                   ARTICLE I

The name of the corporation is Kmart Corporation.

                                   ARTICLE II


The purpose or purposes for which the corporation is organized are:

1. To acquire, establish and conduct in the State of Michigan and in any part of the world stores for the purchase, sale and distribution of goods, wares and merchandise and to manufacture, buy, sell or deal in goods, wares and merchandise in the State of Michigan and in any part of the world;

2. To purchase, or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, invest, trade in, deal in and deal with, real and personal property of every class and description and wheresoever located; to borrow money, with or without security, and to make, accept, endorse, execute and issue bonds, debentures, notes and other obligations from time to time, for any of the objects or purposes of the corporation, and to secure the same by mortgage, pledge, deed of trust or otherwise, and to mortgage, pledge, lend and hypothecate any stocks, bonds or other evidences of indebtedness and any other property, real or personal, held by it; and to lend money either without any collateral security or on the security of real or personal property, and to enter into contracts of all kinds pertaining to the business of the corporation;

3. To make, execute, endorse and accept promissory notes, bills of exchange and other negotiable instruments, and to redeem any debt or other obligation before the same shall fall due, on any terms or at any advance or premium;

4. To apply for, obtain, register, purchase, lease or otherwise acquire, hold, own, use, borrow, introduce, develop or control, sell, assign or otherwise dispose of, take or grant licenses or other rights with respect to, and in any and all ways exploit or turn to account inventions, improvements, processes, copyrights, patents, trademarks, formulae, trade names or distinctive marks of any and all kinds, whether granted, registered or established by or under the laws of the United States or of any state thereof or of any other country or place;

5. To institute, enter into, assist, promote, conduct, perform or participate in every kind of commercial, mercantile or industrial enterprise, business or work, contract, undertaking, venture or operation in the United States or in any foreign country or countries; and for any such purpose to purchase or otherwise acquire, take over, hold, sell, liquidate or otherwise dispose of, the real estate, plants, equipment, inventory, merchandise, materials and other assets, stock, good will, rights, franchises, patents, trademarks and trade names and other properties of domestic or foreign corporations, firms, associations, syndicates, individuals and others; to continue, alter, extend and develop their business, assume their liabilities, guarantee or become surety for the performance of their obligations, reorganize their capital and participate in any way in their affairs; to take over as a going concern and continue in its own name any business so acquired and to pay for any such business or properties in money, stock, bonds, debentures or obligations of this corporation, or in any other lawful manner;

6. To promote, finance, aid and assist, financially or otherwise, any corporation or association formed under the laws of the United States or any state, territory, colony or possession thereof, or the District of Columbia, or any foreign country or subdivision thereof, any shares of stock which, or any bonds, debentures, notes, securities, evidences of indebtedness, contracts or obligations of which or of whom, are held by or for this corporation, directly or indirectly, or in the business, financing or welfare of which or of whom this corporation shall have any interest, and in connection therewith to guarantee or become surety for the performance of any undertaking or obligation or the payment of principal or interest on obligations and dividends on stock or any other payments whatsoever, and by endorsement or otherwise to guarantee the payment of principal and interest of bonds, notes, debentures, drafts and other securities or evidences of security;

7. To pay for any property, rights or interests acquired by this corporation in money or other property, rights or interests held by this corporation, or by assigning and delivering in exchange therefor (in any manner permitted by law) its own stock, bonds, debentures, notes, certificates of indebtedness or other obligations or any of them however evidenced; to purchase or otherwise acquire, hold, sell, pledge, transfer or otherwise dispose of, and to reissue any shares of its own capital stock (so far as may be permitted by law) and its bonds, debentures, notes or other securities or evidences of indebtedness;

8. To do all and everything necessary and proper for the accomplishment of the objects and purposes herein enumerated, or necessary or incidental to the protection and benefit of this corporation, and in general to carry on any lawful business necessary or incidental to the attainment of the purposes of this corporation, whether such business is similar in nature to the objects and purposes hereinabove set forth or otherwise, insofar as the same may be permitted by law;

9. The foregoing clauses shall be construed as purposes, objects and powers, and the matters expressed in each clause shall, except as otherwise expressly provided, be in no wise limited by reference to or inference from the terms of any other clause, and shall be regarded as independent purposes, objects and powers, and the enumeration of specific purposes, objects and powers shall not be construed to limit or restrict in any manner the meaning of general terms or the general purposes, objects or powers of the corporation, nor shall the expression of one such be deemed to exclude another, although it be of like nature and not expressed.

     In general, to carry on any business in connection therewith and incident thereto not forbidden by the laws of the State of Michigan and with all the powers conferred upon corporations by the laws of the State of Michigan.

                                  ARTICLE III

The total authorized capital stock is 1,500,000,000 shares of Common Stock of the par value of $1.00 per share (hereinafter called the "Common Stock"), and 10,000,000 shares of Preferred Stock of no par value per share, issuable in series (hereinafter called the "Preferred Stock").

A statement of all or any of the designations and the powers, privileges and rights and the qualifications, limitations or restrictions of the Common Stock and the Preferred Stock of the Company is as follows:

                                A. COMMON STOCK

1. DIVIDENDS. The holders of Common Stock shall be entitled to receive when and as declared by the Board of Directors, out of the assets of the Company which by law are available therefor, dividends payable either in cash, in property or in Common Stock. No dividends (other than dividends payable in Common Stock) shall be paid on Common Stock if cash dividends in full on all outstanding Preferred Stock to which the holders thereof are entitled shall not have been paid or declared and set apart for payment or any sinking fund for the Preferred Stock is in arrears.

2. VOTING RIGHTS. At every meeting of stockholders the holders of Common Stock shall have the right with the holders of Preferred Stock to vote in the election of directors and upon each other matter coming before any meeting of the stockholders on the basis of one vote for each share of Common Stock held. Subject to the provisions of paragraphs 3 and 5 of Section B below and except as otherwise provided by law, the holders of Common Stock and the holders of Preferred Stock shall vote together as one class.

3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, the holders of Common Stock shall be entitled, after payment or provisions for payment of the debts and other liabilities of the Company and the amounts to which the holders of the Preferred Stock shall be entitled, to share ratably in the remaining net assets of the Company.

4. PREEMPTIVE RIGHTS. The holders of shares of Common Stock shall have no preemptive right to subscribe for any additional shares of capital stock or other obligations convertible into shares of capital stock which may hereafter be issued by the Company.

                               B. PREFERRED STOCK

1. ISSUANCE OF PREFERRED STOCK IN SERIES. The Board of Directors shall have authority to divide and issue shares of Preferred Stock into series and, within the limitations set forth in Section 17 of Act No. 327 of the Public Acts of 1931, as amended, and the Company's Restated Articles of Incorporation, to fix and determine the relative rights and preferences of the shares of any series so established. Each series of Preferred Stock shall be designated by the Board of Directors as to distinguish the shares thereof from the shares of all other series of Preferred Stock and other classes of stock of the Company. All shares of Preferred Stock will be identical except as to the following rights and preferences as to which there may be variations between different series as fixed and determined by the Board of Directors: (a) the rate of dividend and the extent of further participation in dividend distribution, if any; (b) the price and the terms and conditions on which the shares are redeemable; (c) the amount payable upon shares in event of voluntary or involuntary liquidation; (d) sinking fund provisions for the redemption or purchase of shares and (e) the terms and conditions on which shares are convertible.

     The Board of Directors shall not create a sinking fund for the redemption or purchase of shares of any series of Preferred Stock unless provision for a sinking fund at least as beneficial to all issued and outstanding shares of Preferred Stock shall either then exist or be at the same time created.

2. DIVIDENDS. The holders of Preferred Stock of each series shall be entitled to receive out of any funds legally available therefor, when and as declared by the Board of Directors, cash dividends in such amount as may be fixed by the Board of Directors in accordance with the resolution adopted providing for the issue of such series before any dividend (other than dividends payable in Common Stock) shall be paid on the Common Stock or other stock ranking junior to the Preferred Stock. Such dividends shall be cumulative from the date or dates fixed in the resolution adopted by the Board of Directors providing for the issue of such series. Dividends in full shall not be declared or paid or set apart for payment on the Preferred Stock of any one series for any dividend period unless dividends in full have been declared or paid or set apart for payment on the Preferred Stock of all series for all dividend periods terminating on the same or an earlier date. When the dividends are not paid in full on all series of the Preferred Stock, the shares of all series shall share ratably in the payment of dividends, including accumulations, if any, in accordance with sums which would be payable on said shares if all dividends were declared and paid in full. A "dividend period" is the period between any two consecutive payment dates (or, when shares are originally issued, the period from the date from which dividends are cumulative to the first dividend payment date) as fixed for a particular series. Accumulations shall not bear interest.

3. VOTING RIGHTS. Except as provided in this paragraph 3 and in paragraph 5 below, at every meeting of stockholders, the holders of Preferred Stock shall have the right with the holders of Common Stock to vote in the election of directors and upon each other matter coming before any meeting of the stockholders on the basis of one vote for each share of Preferred Stock held, the holders of Preferred Stock and the holders of Common Stock voting together as one class. Whenever dividends on all series of Preferred Stock shall be in arrears in an aggregate amount equivalent to six quarterly dividends on all shares of all series of Preferred Stock at the time outstanding, then and in such event the shares of all series of Preferred Stock then outstanding, voting separately as a class, shall be entitled at each meeting of stockholders thereafter held for the election of directors to elect two of the total number of directors to be elected at such meeting.

     Such right shall continue until such time as all accumulated dividends on all series of Preferred Stock at the time outstanding have been paid or declared and set aside for payment. While holders of Preferred Stock voting as a class are entitled to elect two directors, they shall not be entitled to participate with the holders of Common Stock in the election of any other directors. In the event any vacancy shall occur in the case of a director elected by holders of Preferred Stock voting as a class (unless at the time such vacancy occurs all accumulated dividends on the Preferred Stock shall have been paid or declared and set aside for payment), a special meeting of the holders of shares of all series of Preferred Stock shall be called promptly to fill any such vacancy. Such meeting shall be held within 40 days after such call at a place and upon notice as provided for the holding of meetings of stockholders, except that no such special meeting shall be required to be called if any such vacancy shall occur less than 90 days before the date fixed for the Annual Meeting of Stockholders. The directors elected by the class vote of holders of Preferred Stock shall serve until the next Annual Meeting of Stockholders or until their successors shall be elected and shall qualify; provided, however, that whenever during the term of office of the directors so elected, all accumulated dividends shall have been paid or declared and set aside for payment, the term of office of such directors shall forthwith terminate.

4. PREEMPTIVE RIGHTS. The holders of shares of Preferred Stock shall have no preemptive right to subscribe for any additional shares of capital stock or other obligations convertible into shares of capital stock which may hereafter be issued by the Company.

5. LIMITATIONS ON CERTAIN CORPORATE ACTION. So long as shares of Preferred Stock of any series shall be outstanding the Company shall not (a) without the affirmative vote or written consent of the holders of at least 66-2/3% of the shares of all such series at the time outstanding (i) authorize any class of stock ranking prior to the Preferred Stock either in the payment of dividends or in the distribution of assets, or (ii) alter or change the preference or limitations with respect to the Preferred Stock in any material respect prejudicial to the holders thereof; provided, however, that any such alteration or change affecting a particular series of Preferred Stock which does not adversely affect the holders of any other series may be effected by the affirmative vote or written consent of the holders of record of 66-2/3% of the shares of the particular series affected by such alteration or change without the necessity of the vote or written consent of the holders of shares of all other series; and provided further, that no such vote or written consent of the holders of shares of the Preferred Stock or any series thereof shall be required if, at or prior to the time the issuance of any such prior ranking stock is to be made or any such change is to take effect, provision is made for the redemption of all shares of Preferred Stock at the time outstanding; or
     (b) without the affirmative vote or written consent of the holders of record of at least a majority of the shares of all such series at the time outstanding (i) increase the total number of authorized shares of Preferred Stock, or (ii) authorize or increase any class of stock ranking on a parity with the Preferred Stock; provided, however, that nothing herein contained shall require such vote or consent of the holders of the Preferred Stock in connection with (i) any increase in the total number of authorized shares of Common Stock, or (ii) the fixing of any of the specific rights, preferences and limitations of other series of Preferred Stock that may be fixed by the Board of Directors.

                C. SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as Series A Junior Participating Preferred Stock (hereinafter called the "Series A Junior Participating Preferred Stock"), and the number of shares constituting such series shall be 500,000. Such number may, from time to time, be increased or decreased (but not decreased below the number of shares of the series then outstanding) by the Board of Directors of the Company.

2.   DIVIDENDS AND DISTRIBUTIONS.

    (a) The holders of shares of Series A Junior Participating Preferred stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being hereinafter called a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $5.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Company shall at any time after May 27, 1988 (hereinafter called the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    (b) The Company shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in subparagraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $5.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

    (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend

           Payment Date, in either of which events such dividends shall begin  to accrue and be cumulative from such Quarterly Dividend
           Payment  Date.   Accrued but unpaid dividends shall not bear
           interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 45 days prior to the date fixed for the payment thereof.

3. VOTING RIGHTS. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

    (a) Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Company.

    (b) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Company.

    (c) As set forth in Section B of this Article, whenever dividends on all series of Preferred Stock shall be in arrears in an aggregate amount equivalent to six quarterly dividends on all shares of all series of Preferred Stock at the time outstanding, then and in such event the shares of all series of Preferred Stock then outstanding, voting separately as a class, shall be entitled at each meeting of stockholders thereafter held for the election of directors to elect two of the total number of directors to be elected at such meeting. Such right shall continue until such time as all accumulated dividends on all series of Preferred Stock at the time outstanding have been paid or declared and set aside for payment. While holders of Preferred Stock voting as a class are entitled to elect two directors, they shall not be entitled to participate with the holders of Common Stock in the election of any other directors. In the event any vacancy shall occur in the case of a director elected by holders of Preferred Stock voting as a class (unless at the time such vacancy occurs all accumulated dividends on the Preferred Stock shall have been paid or declared and set aside for payment), a special meeting of the holders of shares of all series of Preferred Stock shall be called promptly to fill any such vacancy. Such meeting shall be held within 40 days after such call at a place and upon notice as provided for the holding of meetings of stockholders, except that no such special meeting shall be required to be called if any such vacancy shall occur less than 90 days before the date fixed for the Annual Meeting of Stockholders. The directors elected by the class vote of holders of Preferred Stock shall serve until the next Annual Meeting of Stockholders or until their successors shall be elected and shall qualify; provided, however, that whenever during the term of office of the directors so elected, all accumulated dividends shall have been paid or declared and set aside for payment, the term of office of such directors shall forthwith terminate.

    (d) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4. CERTAIN RESTRICTIONS. If, and so long as, all cumulative dividends on all outstanding shares of Series A Junior Participating Preferred Stock for all past dividend periods shall not have been paid, or declared and a sum sufficient for the payment thereof set apart, the Company shall not redeem any shares of Preferred Stock of any other series at the time outstanding, and neither the Company nor any subsidiary shall purchase or otherwise acquire for any consideration (except solely by conversion into or exchange for Common Stock) any shares of Preferred Stock of any other series at the time outstanding, unless all of the Series A Junior Participating Preferred Stock at the time outstanding shall have been called for redemption as herein provided.

5. REACQUIRED SHARES. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation (and upon compliance with any applicable provisions of the laws of the State of Michigan) become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

6.   LIQUIDATION, DISSOLUTION OR WINDING UP.

    (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (hereinafter called the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (hereinafter called the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), hereinafter called the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

    (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the Liquidation Preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common

           Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

    (c) In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7. CONSOLIDATION, MERGER, ETC. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8.   OPTIONAL REDEMPTION.

    (a) The Company shall have the option to redeem the whole or any part of the Series A Junior Participating Preferred Stock at any time at a redemption price equal to, subject to the provision for adjustment hereinafter set forth, 1,000 times the "current per share market price" of the Common Stock on the date of the mailing of the notice of redemption, together with unpaid accumulated dividends to the date of such redemption. In the event the Company shall at any time after May 27, 1988 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Participating Preferred Stock were otherwise entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. The "current per share market price" on any date shall be deemed to be the average of the closing price per share of such Common Stock for the 10 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System (hereinafter called "NASDAQ") or such other system then in use or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company. If on such date no such market maker is making a market in the Common Stock, the fair value of the Common Stock on such date as determined in good faith by the Board of Directors of the Company shall be used. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of New York are not authorized or obligated by law or executive order to close.

    (b) Notice of any such redemption shall be given by mailing to the holders of the Series A Junior Participating Preferred Stock a notice of such redemption, first class postage prepaid, not later than the thirtieth day and not earlier than the sixtieth day before the date fixed for redemption, at their last address as they shall appear upon the books of the Company. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the stockholder received such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of Series A Junior Participating Preferred Stock shall not affect the validity of the proceedings for the redemption of such Series A Junior Participating Preferred Stock. If less than all of the outstanding shares of Series A Junior Participating Preferred Stock are to be redeemed, the redemption shall be made by lot as determined by the Board of Directors.

    (c) The notice of redemption to each holder of Series A Junior Participating Preferred Stock shall specify (a) the number of shares of Series A Junior Participating Preferred Stock of such holder to be redeemed, (b) the date fixed for redemption, (c) the redemption price and (d) the place of payment of the redemption price.

    (d) If any such notice of redemption shall have been duly given or if the Company shall have given to the bank or trust company hereinafter referred to irrevocable written authorization promptly to give or complete such notice, and if on or before the redemption date specified therein the funds necessary for such redemption shall have been deposited by the Company with the bank or trust company designated in such notice, doing business in the Borough of Manhattan, the City of New York, State of New York, or the City of Detroit, State of Michigan and having a capital, surplus and undivided profits aggregating at least $25,000,000 according to its last published statement of condition, in trust for the benefit of the holders of Series A Junior Participating Preferred Stock called for redemption, then, notwithstanding that any certificate for such shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit all such shares called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest, and the right to exercise, up to the close of business on the fifth day before the date fixed for redemption, all privileges of conversion or exchange if any. In case less than all the shares represented by any surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Any interest accrued on such funds shall be paid to the Company from time to time. Any funds so deposited and unclaimed at the end of six years from such redemption date shall be repaid to the Company, after which the holders of shares of Series A Junior Participating Preferred Stock called for redemption shall look only to the Company for payment thereof; provided that any funds so deposited which shall not be required for redemption because of the exercise of any privilege of conversion or exchange subsequent to the date of deposit shall be repaid to the Company forthwith.

9. FRACTIONAL SHARES. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

                    D. SERIES C CONVERTIBLE PREFERRED STOCK

1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as Series C Convertible Preferred Stock, no par value (hereinafter called the "Series C Preferred Stock"), and the authorized number of shares constituting such series shall be 796,827 shares.

2. DIVIDENDS. From the date of issuance of the Series C Preferred Stock, the holders of outstanding shares of the Series C Preferred Stock will be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative preferential cash dividends at the per share rate of $2.875 per quarter for each of the quarters ending on March 14, June 14, September 14 and December 14, and no more (hereinafter called "Preferential Dividends"), payable in arrears on each succeeding March 15, June 15, September 15 and December 15, respectively (each such date being hereinafter referred to as a "Preferential Dividend Payment Date"), commencing September 15, 1994. If as of any Preferential Dividend Payment Date between November 1, 1996 and October 31, 1998, the average of the daily Closing Prices of the Common Stock for the 90 Trading Dates ending on the second Trading Date prior to such Preferential Dividend Payment Date (with such Closing Prices appropriately adjusted to take into account the occurrence during such 90-day period of any stock splits, combinations, stock dividends and the like) is 25 percent or more above the amount obtained by dividing $200 by the Conversion Rate then in effect, the dividend payable on that Preferential Dividend Payment Date only shall be reduced to an amount equal to the product of the dividend paid per share on the Common Stock during the immediately preceding three months period multiplied by the number of shares of Common Stock which a holder of Series C Preferred Stock would have been entitled to receive if his or her shares of such stock had been converted at the Conversion Rate in effect immediately prior to the record date for the Series C Preferred Stock dividend. If any Preferential

     Dividend Payment Date shall be or be declared a national or New York state holiday or if New York money center banks shall be closed because of a banking moratorium or otherwise on such date, then the Preferential Dividend Payment Date shall be on the next succeeding day on which such banks shall be open. Each such dividend will be payable to holders of record as they appear on the stock books of the Company on such record dates, not less than 10 nor more than 50 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Dividends on the Series C Preferred Stock shall accrue on a daily basis commencing on the date of issuance of the Series C Preferred Stock and accrued dividends for each quarterly dividend period shall accumulate, to the extent not paid, on the Preferential Dividend Payment Date first following the quarter for which they accrue. Preferential Dividends shall accrue whether or not the Company shall have earnings, whether or not there shall be funds legally available for the payment of such dividends and whether or not such dividends are declared. Accumulated dividends shall not bear interest. Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the Series C Preferred Stock for any period longer or shorter than a quarterly dividend period shall be computed on the basis of a 360-day year or twelve 30-day months.

3.   CONVERSION INTO COMMON STOCK.

    (a) GENERAL; CONVERSION RATE. Each holder of shares of Series C Preferred Stock shall have the right, at such holder's option, at any time (but not later than the close of business on the date fixed for the redemption thereof in any notice of redemption given pursuant to the provisions of Section 4 (b) hereof if there is no default in redemption payments) in whole or in part, upon written notice to the Company to convert all or a portion of such shares into fully paid and non-assessable shares of Common Stock. A holder of shares of Series C Preferred Stock, upon conversion of each such share, shall:

           (i) receive 6.4872 shares of Common Stock for each share of Series C Preferred Stock being converted by such holder (subject to adjustment as set forth below, hereinafter called the "Conversion Rate"); and

           (ii) be entitled to receive an amount in cash equal to all accrued and unpaid dividends on such share to and including the date of conversion, whether or not earned or declared, out of funds legally available therefor.

    (b) NOTICE OF CONVERSION. Each share of Series C Preferred Stock shall be convertible at the office of the Company or at such other office or offices, if any, as the Company may designate. The right of the holders of Series C Preferred Stock to convert their shares shall be exercised by surrendering for such purpose to the Company or other designated office, as provided above, certificates representing shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer.

    (c) ADJUSTMENTS TO CONVERSION RATE. The Conversion Rate to be used to determine the number of shares of Common Stock to be delivered on conversion of the Series C Preferred Stock into shares of Common Stock shall be subject to adjustment from time to time as provided below in this subparagraph (c). All adjustments to the Conversion Rate shall be calculated to the nearest 1/100th of a share of Common Stock. Such rate in effect at any time is hereinafter called the "Conversion Rate".

          (i)   If the Company shall at any time on or after June 3, 1994 either

                 (1) pay a dividend or make a distribution with respect to Common Stock in shares of Common Stock,

                 (2)   subdivide or split its outstanding shares of Common
                       Stock,

                 (3) combine its outstanding shares of Common Stock into a smaller number of shares, or

                 (4) issue by reclassification of its shares of Common Stock any shares of Common Stock of the Company,

                 then, in any such event, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the holder of a share of Series C Preferred Stock shall be entitled to receive on the conversion of such share of Series C Preferred Stock, the number of shares of Common Stock which such holder would have owned or been entitled to receive after the happening of any of the events described above had such share of the Series C Preferred Stock been surrendered for conversion at the Conversion Rate in effect immediately prior to such time. Such adjustment shall become effective at the opening of business on the business day next following the record date for determination of stockholders entitled to receive such dividend or distribution in the case of a dividend or distribution and shall become effective immediately after the effective date in case of a subdivision, split, combination or reclassification; and any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under clauses (ii) and (iii) below.

           (ii) If the Company shall at any time on or after June 3, 1994 issue Common Stock (or rights or warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock, collectively hereinafter called "Derivative Securities"), to all holders of its Common Stock at a price per share less than the Current Market Price per share (determined pursuant to clause (vi) below) of the Common Stock on the record date for the determination of stockholders entitled to receive such Derivative Securities, then in each case the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior thereto by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such Derivative Securities, immediately prior to such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such Derivative Securities, immediately prior to such issuance, plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such Derivative Securities and dividing the product so obtained by such Current Market Price). Shares of Common Stock owned by the Company or by another company of which a majority of the shares entitled to vote in the election of directors are held, directly or indirectly, by the Company shall not be deemed to be outstanding for purposes of such computation. Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such Derivative Securities. In the case of the issuance of Derivative Securities, to the extent that shares of Common Stock are not delivered after the expiration of such Derivative Securities, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such Derivative Securities been made upon the basis of delivery of only the number of shares of Common Stock actually delivered.

           (iii) If the Company shall at any time on or after June 3, 1994 pay a dividend or make a distribution to all holders of its Common Stock of evidence of its indebtedness, securities or other assets (excluding any cash dividends or distributions and dividends referred to in clause (i) above or securities referred to in clause (ii) above), then in each such case the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the date of such distribution by a fraction, of which the numerator shall be the Current Market Price per share of Common Stock (determined pursuant to clause (vi) below) on the record date mentioned below, and of which the denominator shall be such Current Market Price per share of Common Stock less the fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive) as of such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one share of Common Stock. Such adjustments shall become effective on the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such distribution.

           (iv) Anything in this Section 3 notwithstanding, the Company shall be entitled to make such upward adjustments in the Conversion Rate, in addition to those required by this Section 3, as it in its discretion shall determine to be advisable, in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Company to its stockholders shall not be taxable.

           (v) Anything in this Section 3 notwithstanding, no adjustment in the Conversion Rate shall be made as a result of any issuance of certificates representing, or otherwise as a result of, the rights issued in connection with the Rights Agreement dated as of May 17, 1988, as amended as of May 29, 1991 between the Company and NBD Bank, N.A., and as the same may be further amended (hereinafter called the "Rights Agreement").

           (vi) As used in this Section 3, the Current Market Price per share of Common Stock on any date shall be the average of the daily Closing Prices for the five consecutive Trading Dates ending on and including the date of determination of the Current Market Price (appropriately adjusted to take into account the occurrence during such five-day period of any event that results in an adjustment of the Conversion Rate); provided, however, that if the Closing Price for the Trading Date next following such five-day period (hereinafter called the "next-day closing price") is less than 95% of such average, then the Current Market Price per share of Common Stock on such date of determination shall be the next-day closing price.

           (vii) Whenever the Company shall propose to take any of the actions specified in Section 5 or in paragraphs (i), (ii) or (iii) of this Section 3, the Company shall cause a notice to be mailed at least 15 days prior to the date on which the books of the Company will close or on which a record will be taken for such action, to the holders of record of the outstanding Series C Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Company and the date as of which holders of record of the Common Stock shall participate in any such action or be entitled to exchange their Common Stock for securities or other property, as the case may be. The Company will also notify the holders of record of the outstanding Series C Preferred Stock of the occurrence of any event that would cause a Distribution Date (as defined in the Rights Agreement) to occur; and such notification shall be by personal delivery, facsimile or reliable overnight courier, in each case delivered as soon as possible but at least 5 business days prior to the Distribution Date.

    (c) NOTICE OF ADJUSTMENTS. Whenever the Conversion Rate is adjusted as herein provided, the Company shall forthwith compute the adjusted Conversion Rate in accordance with this Section 3 and prepare a certificate signed by the Chairman, the President, any Vice President or the Treasurer of the Company setting forth the adjusted Conversion Rate, the facts requiring such adjustment and the method of calculation thereof and mail such certificate to the holders of record of the outstanding shares of Series C Preferred Stock.

    (d) RESERVATION OF SHARES OF COMMON STOCK. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion or redemption of the Series C Preferred Stock outstanding upon the basis herein provided shall be reserved by the Company, free from preemptive rights, for such conversion or redemption.

4. REDEMPTION.

    (a) COMPANY'S RIGHT TO CALL FOR REDEMPTION. The Series C Preferred Stock may not be redeemed by the Company pursuant to this Section 4 prior to November 1, 1999. Thereafter the Company shall have the right to call, in whole or in part, the outstanding shares of Series C Preferred Stock for redemption. Upon such call, the Company shall deliver to the holders thereof in exchange for each such share called for redemption, (A) a number of shares of Common Stock equal to one times a fraction, the numerator of which is $200 and the denominator of which is the 20-Day Market Price of the Common Stock on the second Trading Date prior to the Redemption Date, and (B) an amount in cash equal to all accrued and unpaid dividends on such share to the Redemption Date. Notwithstanding the above, a holder of Series C Preferred Stock shall have the right to convert such stock pursuant to Section 3 at any time prior to the Redemption Date (as defined below). If less than all outstanding shares of Series C Preferred Stock are called for redemption, the shares to be redeemed shall be selected by the Company on a pro rata basis among all the holders of outstanding shares of Series C Preferred Stock.

    (b) NOTICE OF CALL FOR REDEMPTION BY COMPANY. The Company will provide notice of any call for redemption of shares of Series C Preferred Stock to holders of record of the Series C Preferred Stock to be redeemed not less than 30 nor more than 60 days prior to the date fixed for redemption (hereinafter called the "Redemption Date"). Such notice may be provided by mailing notice of such redemption first class postage prepaid, to the holders of record of the Series C Preferred Stock to be redeemed, at such holder's address as it appears on the stock register of the Company. Each such notice shall state: (i) the Redemption Date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the number of shares of Common Stock deliverable upon redemption; (iv) the place or places where certificates for such shares are to be surrendered; and (v) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date unless the Company shall default in providing the shares of Common Stock at the time and place specified in such notice.

    (c) HOLDER(S) RIGHT TO COMPEL THE COMPANY TO CALL FOR REDEMPTION. At any time and from time to time after the date of issuance of the Series C Preferred Stock and until December 15, 1995, the holder(s) of shares of Series C Preferred Stock shall have the right to require the Company to call for redemption up to twenty-five percent (25%) of the outstanding shares of Series C Preferred Stock, and at any time and from time to time after December 15, 1995 and until November 1, 1997, the holder(s) of shares of Series C Preferred Stock shall have the right to require the Company to call for redemption up to twenty-five percent (25%) of the outstanding shares of Series C Preferred Stock plus such number of the outstanding shares of Series C Preferred Stock which the holders thereof had the right to require the Company to call for redemption as provided above prior to December 15, 1995 but which were not redeemed as provided above prior to December 15, 1995. Provided, however, each redemption provided above must be for a minimum of 36,678 shares of Series C Preferred Stock or, if less, all of the Series C Preferred Stock owned by the holder requesting redemption. After November 1, 1997, the holder(s) of shares of Series C Preferred Stock shall have the right to require the Company to call up to all of the outstanding shares of Series C Preferred Stock for redemption. If holder(s) of Series C Preferred Stock request redemption of their shares into a greater percentage than permitted above, the shares of Series C Preferred Stock to be redeemed shall be selected by the Company on a pro-rata basis among those holders requesting redemption based upon the number of shares of Series C Preferred Stock owned by such holders. Such right on the part of the holder(s) of the Series C Preferred Stock shall expire on October 30, 2017. Upon such call, the Company shall deliver to the holders thereof in exchange for each such share called for redemption, (A) a number of shares of Common Stock equal to one times a fraction, the numerator of which is $200 and the denominator of which is the 20-Day Market Price of the Common Stock on the second Trading Date prior to the Holder's Redemption Date (defined below), and (B) an amount in cash equal to all accrued and unpaid dividends on such share to the Holder's Redemption Date. Notwithstanding the above, a holder of Series C Preferred Stock shall have the right to convert such stock pursuant to Section 3 at any time prior to the Holder's Redemption Date.

    (d) NOTICE OF CALL FOR REDEMPTION BY HOLDER(S). The holder(s) of Series C Preferred Stock shall provide notice to the Company not less than 30 nor more than 60 days prior to the date the holder(s) exercise the right to compel redemption as set forth in subparagraph (c) above.

           Such notice may be provided by mailing notice of such required redemption first class postage prepaid to the Company. Such notice shall specify the date fixed for redemption (hereinafter called the "Holder's Redemption Date").

    (e) STATUS OF SHARES. Provided that the Company has (i) in the case of a redemption at the option of the Company, given the redemption notice described in subparagraph (b) above, and (ii) in the case of any redemption delivered all shares of Common Stock and amounts owing for fractional shares upon such redemption, then all shares to be so redeemed shall be deemed to have been redeemed as of the close of business of the Company on the Redemption Date.

5. RECAPITALIZATION, CONSOLIDATION, MERGER OR SALE OF ASSETS. In the event that the Company shall be a party to any transaction including without limitation any (i) recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation or merger of the Company with or into any other person or any merger of another person into the Company (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company, (iii) any sale or transfer of all or substantially all of the assets of the Company, or (iv) any compulsory share exchange pursuant to which the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive other securities, cash or other property, then appropriate provision shall be made as part of the terms of such transaction whereby the holder of each share of Series C Preferred Stock then outstanding shall thereafter have the right to convert such shares only into the kind and amount of securities, cash and other property receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series C Preferred Stock might have been converted immediately prior to such transaction. The corporation or the person formed by such consolidation or resulting from such merger or which acquired such assets or which acquired the Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The above provisions shall similarly apply to successive transactions of the type described in this Section.

6. NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion or redemption of shares of the Series C Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of the Series C Preferred Stock surrendered by the same holder for conversion or redemption on any conversion or redemption date, the holders shall have the right to receive in lieu of such fraction an amount in cash equal to the same fraction of the Current Market Price of the Common Stock (determined pursuant to Section 3 (c) (vi)) determined, in the case of any conversion or redemption, as of the second Trading Date immediately preceding the relevant Notice Date.

7.  LIQUIDATION RIGHTS.

    (a) The amount which the holders of Series C Preferred Stock shall be entitled to receive in the event of any dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary (collectively, hereinafter called a "Liquidation") out of the net assets of the Company, shall be $200 per share plus an amount equal to all Preferential Dividends accrued and unpaid thereon (including dividends accumulated and unpaid) to the date of Liquidation, and no more. After such amount is paid in full, no further distributions or payment shall be made in respect of shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall no longer be deemed to be outstanding or be entitled to any privilege of exchange or conversion or to any other powers, preferences, rights or privileges, including voting rights, and such shares of Series C Preferred Stock shall be surrendered for cancellation to the Company.

    (b) The full amount payable to the holders of the Series C Preferred Stock shall be paid before any distribution shall be made to the holders of Common Stock or any other class of stock or series thereof ranking junior to the Series C Preferred Stock with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company. No payment on account of any Liquidation shall be made to the holders of any class or series of stock ranking on a parity with the Series C Preferred Stock in respect of the distribution of assets upon dissolution, liquidation or winding up unless there shall likewise be paid at the same time to the holders of the Series C Preferred Stock like proportionate amounts determined ratably in proportion to the full amounts to which the holders of all outstanding shares of Series C Preferred Stock and the holders of all outstanding shares of such parity stock are respectively entitled with respect to such distribution.

    (c) If the assets distributable to the holders of Series C Preferred Stock on any Liquidation shall be insufficient to permit the payment to such holders of the full amounts to which they are entitled in such circumstances, then such assets or the proceeds thereof shall be distributed among such holders ratably in proportion to the sums which would be payable to such holders if all such sums were paid in full.

    (d) Neither the merger nor consolidation of the Company into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, shall be deemed to be a Liquidation for purposes of this Section 7.

8. VOTING RIGHTS. The holders of shares of Series C Preferred Stock shall have such voting rights as provided in Section B of Article III of the Articles of Incorporation.

9.  DEFINITIONS. As used herein:

    (i) the term "business day" shall have the same meaning set forth in the Rights Agreement (as defined in Section 3 (c) (v));

   (ii) the term "Closing Price" on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices of the Common Stock on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or if not so available in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Company for that purpose;

    (iii) the term "Common Stock" shall mean the Company's Common Stock, $1.00 par value per share;

    (iv) the term "Notice Date" with respect to any notice given by the Company in connection with a conversion or redemption or with respect to any notice given by a holder of the Series C Preferred Stock in connection with a conversion or required redemption, of any of the Series C Preferred Stock shall be the date of the mailing of such notice;

    (v) the term "Trading Date" shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.

    (vi) the term "20-Day Market Price of the Common Stock" shall mean on any date the average of the daily Closing Prices of the Common Stock for the twenty consecutive Trading Dates ending on and including the date of determination of the 20-Day Market Price of the Common Stock (appropriately adjusted to take into account the occurrence during such twenty-day period of any stock splits, combinations, stock dividends and the like); provided, however, that if the Closing Price for the Trading Date next following such twenty-day period (hereinafter called the "next-day closing price") is less than 95% of such average, then the 20-Day Market Price of the Common Stock on such date of determination shall be the next-day closing price.

10. CANCELLATION. All shares of Series C Preferred Stock which shall have been converted or redeemed for shares of Common Stock or which shall have been purchased or otherwise acquired by the Company shall assume the status of authorized but unissued shares of Preferred Stock undesignated as to series.

11. INCREASE IN SHAREs. The number of shares of Series C Preferred Stock may, to the extent of the Company's authorized and unissued Preferred Stock, be increased by further resolution duly adopted by the Board of Directors and the filing of an amendment to the Articles of Incorporation of the Company.

                                   ARTICLE IV

The address of the current registered office is:
     3100 West Big Beaver Road
     Troy, Michigan  48084-3163
The name of the current resident agent is Anthony N. Palizzi.

                                   ARTICLE V

The duration of the corporation is perpetual.

                                   ARTICLE VI

The Board of Directors shall have power and authority, from time to time, to borrow money and contract indebtedness for the lawful purposes of the Company, to issue and dispose of its obligations for any amount so borrowed and to secure the payment of the same by mortgage, pledge or other encumbrance on all or any part of the property, assets, effects, business and good will of the Company, and the income thereof.

                                  ARTICLE VII

The business and affairs of the Company shall be managed by or under the direction of a Board of Directors consisting of not less than seven or more than twenty-one directors, the exact number of directors to be determined from time to time solely by a resolution adopted by an affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 1986 Annual Meeting of Stockholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding Annual Meeting of Stockholders commencing in 1987, successors to the class of directors whose terms expire at that annual meeting shall be elected or reelected for a three-year term.

Any vacancy on the Board of Directors through death, resignation, retirement, disqualification, removal or other cause, or resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, for a term of office continuing only until the next election of directors by the stockholders.

If the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. When the number of directors is increased by the Board of Directors and any newly created directorships are filled by the Board, there shall be no classification of the additional directors until the next election of directors by the stockholders.

Any director may be removed from office at any time either (a) by vote of the holders of a majority of the shares entitled to vote at an election of directors, but only for cause or (b) by vote of a majority of the other directors, with or without cause.

Notwithstanding the foregoing, whenever the holders of any one or more classes of Preferred Stock or series thereof issued by the Company shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of these Restated Articles of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article.

Notwithstanding anything contained in these Restated Articles of Incorporation or the By-Laws of the Company to the contrary, the affirmative vote of at least 58% of the outstanding shares entitled to vote, voting as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this
Article VII.

                                  ARTICLE VIII

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) a violation of Section 551 (1) of the Michigan Business Corporation Act or (iv) any transaction from which the director derived any improper personal benefit.

Any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.


These Restated Articles of Incorporation, consisting of Articles I through VIII, were duly adopted by the Board of Directors on the 20th day of December, 1994, in accordance with the provisions of Section 642, Act 284, Public Acts of 1972, as amended. These Restated Articles of Incorporation only restate and integrate and do not further amend the Articles of Incorporation as heretofore amended and there is no material discrepancy between those provisions and the provisions of these Restated Articles of Incorporation.



Signed this 20th day of December, 1994
By:      /s/     Nancie W. LaDuke, Vice President and Secretary